Exhibit 10.3

ARC LOGISTICS GP LLC

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made and entered into as of May ___, 2016 (the “Effective Date”) by and between Arc Logistics GP LLC, a Delaware limited liability company (the “General Partner”), and [●] (the “Recipient”).

W I T N E S S E T H:

WHEREAS, the General Partner is the general partner of Arc Logistics Partners LP, a Delaware limited partnership (the “Partnership”);

WHEREAS, the General Partner, the Partnership and the subsidiaries thereof benefit from services provided by certain key personnel, including persons employed by an Affiliate that controls the General Partner, and the General Partner desires to encourage the continuation of the services provided by the Recipient for the benefit of the General Partner, the Partnership and the other Partnership Entities by entering into this change of control severance agreement with the Recipient; and

WHEREAS, the Recipient is prepared to commit services for the benefit of the General Partner, the Partnership and the other Partnership Entities in return for specific arrangements with respect to potential change of control severance compensation;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner and the Recipient agree as follows:

1.Definitions.  For purposes of this Agreement, the terms listed below will have the meanings specified herein:

(a)“Accrued Payments” means (i) any earned but unpaid Base Salary through the Date of Separation, (ii) any annual cash bonus for the calendar year ended immediately prior to the calendar year in which the Date of Separation occurs, to the extent unpaid, in an amount equal to the actual bonus earned by the Recipient for such prior calendar year, (iii) unreimbursed business expenses that are eligible for reimbursement in accordance with the policies applicable to the Recipient through the Date of Separation, and (iv) such employee benefits, if any, as to which the Recipient may be entitled pursuant to the terms governing such benefits.

(b)“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(c)“Base Salary” means the amount the Recipient is entitled to receive as wages or salary on an annualized (12-month) basis (which, for purposes of Section 3(b) below, shall be determined as of the time immediately prior to the Date of Separation).

(d)“Board” means the board of directors of the General Partner.

(e)“Cause” means a determination in good faith by a majority of the Board (sitting without the Recipient, if applicable) that the Recipient has:

(i)materially breached this Agreement or any other written employment or severance agreement between the Recipient and the General Partner or the Partnership, including a material breach by the Recipient of any representation, warranty or covenant made under any such agreement, or materially breached any written policy or written code of conduct established by the General Partner or the Partnership and applicable to the Recipient;

(ii)committed an act of willful misconduct or breach of fiduciary duty with respect to the Partnership Entities, or an act of fraud, theft or embezzlement;

(iii)committed, been convicted of or been indicted for, or pled nolo contendere to, any felony (or state law equivalent) or any crime or misdemeanor involving moral turpitude; or

(iv)willfully failed or refused, other than due to death or Disability, to perform the Recipient’s duties or follow any reasonable directive from the Chief Executive Officer or the Board;

provided, however, that if the Recipient’s actions or omissions as set forth in (i) through (iv) above are of such a nature that they may be cured, such actions or omissions must remain uncured for a period of 30 days after the General Partner or the Board has provided the Recipient written notice providing the details of such actions or omissions and requesting the Recipient to cure such actions or omissions.

(f)“Change of Control” means, and shall be deemed to have occurred upon one or more of the following events:

(i)any “person” or “group” shall become, directly or indirectly, the “beneficial owner” (each quoted term as defined within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act or the regulations thereunder), by way of acquisition, transfer, merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the voting power of the General Partner;

(ii)the members or limited partners (as applicable) of the General Partner or the Partnership elect, or a judicial decree is entered, to dissolve the General Partner or the Partnership;

(iii)the sale or other disposition by either the General Partner or the Partnership (together with its subsidiaries taken as a whole) of all or substantially all of its assets in one or more transactions to any Person;

(iv)the General Partner ceases to be the general partner of the Partnership; or

(v)the sale of a Series A Member (as defined in the LCPGP LLC Agreement) or an Affiliate of a Series A Member to a non-Series A Member or a Person that is not an Affiliate of such Series A Member, in either case, that results in a change in the majority of the non-independent members of the Board during a consecutive 12-month period.

(g)“Code” means the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.

(h)“Date of Separation” means, as applicable, (i) the date of receipt of the Notice of Separation or any later date specified therein or on an addendum thereto, as the case may be, or (ii) the date the Recipient is either determined to have a Disability (in accordance with Section 1(i) below) or dies.  For all purposes of this Agreement, the Recipient’s Date of Separation shall not occur prior to the date the Recipient incurs a “separation from service” with respect to the General Partner and the Partnership within the meaning of Section 409A of the Code.

(i)“Disability” means (A) a determination in good faith by a majority of the Board (sitting without the Recipient, if applicable) that the Recipient is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) that the Recipient is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the General Partner or an Affiliate of the General Partner.

(j)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)“Good Reason” means the occurrence of any of the following events or conditions: (i) a diminution in the Recipient’s Total Compensation of five percent (5%) or more; (ii) a material diminution or adverse change in the Recipient’s title, duties or authority; (iii) a material breach by the General Partner of any of its covenants or obligations under this Agreement; (iv) the relocation of the geographic location of the Recipient’s principal place of service by more than 50 miles from the location of the Recipient’s principal place of service as of the Effective Date; or (v) the failure of any successor to assume the obligations of the General Partner hereunder in accordance with the provisions of Section 4(c) hereof; provided, however, that in the case of the Recipient’s allegation of Good Reason, (A) the condition described in the foregoing clauses must have arisen without the Recipient’s consent; (B) the Recipient must provide written notice to the General Partner of such condition in accordance with this Agreement within 45 days of the initial existence of the condition; (C) the condition specified in such notice must remain uncorrected for

30 days after receipt of such notice by the General Partner; and (D) the Recipient’s Date of Separation must occur within 60 days after such notice is received by the General Partner.

(l)“LCPGP LLC Agreement” means the Limited Liability Company Agreement of Lightfoot Capital Partners GP LLC, as amended or restated from time to time.

(m)“Notice of Separation” means a written notice either communicated by (i) one of the Partnership Entities to the Recipient which (A) indicates the specific reason for the termination of the Recipient’s employment with the Partnership Entities, (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, and (C) specifies the Date of Separation or, in the case of a termination without Cause, specifies that the Date of Separation shall be subject to the cure period described in Section 1(e) above, with the final Date of Separation communicated to the Recipient on an addendum to the Notice of Separation or (ii) the Recipient to the General Partner which (A) indicates the specific reason for the termination of the Recipient’s employment with the Partnership Entities, (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, and (C) specifies the Date of Separation or, in the case of a termination for Good Reason, specifies that the Date of Separation shall be subject to the cure period described in Section 1(k) above, with the final Date of Separation communicated to the General Partner on an addendum to the Notice of Separation.

(n)“Partnership Entities” means the General Partner, the Partnership and any of their Affiliates.

(o)“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

(p)“Pro-Rata Bonus” means a pro-rata portion of the greater of: (i) the Recipient’s target annual cash bonus for the calendar year during which the Date of Separation occurs under the programs, policies and arrangements applicable to the Recipient for such calendar year and (ii) an amount equal to the sum of (A) the portion of the annual bonus denominated in cash, expressed as a dollar amount and (B) the portion of the annual bonus denominated in equity-based interests (including derivative equity interests), expressed as a dollar amount equal to the amount used by the applicable Partnership Entity to determine the number of such equity-based interests granted to the Recipient (without giving effect to whether the equity-based interests granted have vested), and in the case of (A) and (B), actually earned by, or granted to (in the case of equity-based interests), the Recipient for the calendar year immediately prior to the calendar year in which the Date of Separation occurs under the programs, policies and arrangements applicable to the Recipient for such prior calendar year.

(q)“Protection Period” means (i) the six-month period ending on the date a Change of Control occurs, and (ii) the two-year period beginning on the date a Change of Control occurs.

(r)“Separation Event” means the termination of the Recipient’s employment with the Partnership Entities during the Protection Period either (i) by one of the Partnership

Entities without Cause, (ii) by the Recipient for Good Reason, or (iii) due to the Recipient’s death or Disability.

(s)“Severance Conditions” means the Recipient’s execution, on or before the 45th day following the Date of Separation, and delivery to the General Partner of a release of claims agreement in the General Partner’s customary form following the Date of Separation, which shall exclude (and not release) claims for indemnification, claims for coverage under officer and director policies, claims arising out of a breach of, or non-compliance with, the provisions of this Agreement, and claims as a direct or indirect equity holder of the Partnership and/or the General Partner and which may be amended by the General Partner to reflect changes in applicable laws and regulations, and the Recipient’s subsequent non-revocation of such release on or before the 53rd day following the Date of Separation.

(t)“Target Bonus” means the amount of the Recipient’s target annual cash bonus for the calendar year during which the Date of Separation occurs under the programs, policies and arrangements applicable to the Recipient for such calendar year; provided, however, that if no such target annual cash bonus shall have been established for such calendar year, then “Target Bonus” shall instead mean the greater of: (i) the Recipient’s target annual cash bonus for the calendar year immediately prior to the calendar year in which the Date of Separation occurs under the programs, policies and arrangements applicable to the Recipient for such prior calendar year and (ii) the amount of the annual cash bonus actually earned by the Recipient for the calendar year immediately prior to the calendar year in which the Date of Separation occurs under the programs, policies and arrangements applicable to the Recipient for such prior calendar year.

(u)“Total Compensation” means the sum of the Recipient’s Base Salary and Target Bonus.

2.Term of Agreement.  The term of this Agreement shall commence on the Effective Date and shall remain in full force and effect until it has been performed in full by the General Partner (or its successor, as provided herein) in accordance with the provisions hereof (the “Term”).

3.Payments.  In the event that the Recipient experiences a Separation Event, then the General Partner shall, contingent upon the Recipient satisfying the Severance Conditions:

(a)pay the Recipient, in a lump sum cash payment on the 60th day following the Date of Separation (or the 60th day following the occurrence of the Change of Control, in the case of a separation occurring during the six (6) month period ending on the Change of Control), an amount equal to the sum of (i) the Accrued Payments and (ii) the Pro-Rata Bonus;

(b)pay the Recipient, in a lump sum cash payment on the 60th day following the Date of Separation (or the 60th day following the occurrence of the Change of Control, in the case of a separation occurring during the six (6) month period ending on the Change of Control), an amount equal to the product of [one (1)] [one and one-half (1.5)] [two (2)]1 times the sum of the Recipient’s (i) Base Salary and (ii) Target Bonus; and

(c)pay the Recipient, in a lump sum cash payment on the 60th day following the Date of Separation (or the 60th day following the occurrence of the Change of Control, in the case of a separation occurring during the six (6) month period ending on the Change of Control), an amount equal to $_________.

4.General Provisions.

(a)Taxes.  The General Partner is authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the General Partner may deem advisable to enable the General Partner and the Recipient to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Agreement.

(b)Offset.  The General Partner may set off against, and the Recipient authorizes the General Partner to deduct from, any payments due to the Recipient, or to his estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the General Partner or an Affiliate by the Recipient, whether arising under this Agreement or otherwise; provided that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A of the Code unless the offset would not result in a violation of the requirements of Section 409A of the Code.

(c)Successors.  This Agreement and all rights hereunder are personal to the Recipient and shall not be assignable by the Recipient; provided, however, that any amounts that shall become payable under this Agreement prior to the Recipient’s death shall inure to the benefit of the Recipient’s heirs and other legal representatives, as the case may be.  This Agreement shall bind, and inure to the benefit of, the General Partner and any successor pursuant to a Change of Control.  The General Partner shall require any successor pursuant to a Change of Control to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the General Partner would be required to perform if no succession had taken place.  Upon such assumption by the successor, the General Partner automatically shall be released from all liability hereunder.

(d)Unfunded Obligation.  All benefits due to the Recipient under this Agreement are unfunded and unsecured and are payable out of the general funds of the General Partner.

(e)Limitation on Rights Conferred.  Neither this Agreement nor any action taken hereunder will be construed as (i) giving the Recipient the right to continue in the service of the General Partner or an Affiliate; (ii) interfering in any way with the right of the General Partner or any Affiliate to terminate the Recipient’s service at any time; or (iii) giving the Recipient any claim to be treated uniformly with other employees or service providers.

[1]	NTD: Select a time period, based on the severance period applicable to the individual a party to this agreement.

(f)Entire Agreement.  Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement between the parties respecting the subject matter hereof and supersedes any prior agreements respecting severance benefits upon a Change of Control.  No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties.  A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

(g)Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of this Agreement, but such provision will be fully severable and this Agreement will be construed and enforced as if the illegal or invalid provision had never been included herein.

(h)Notices.  Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally or by courier or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, (i) to the Recipient at the last address he has filed with the General Partner, and (ii) to the General Partner at its principal executive offices, or at such other places that either party may designate by notice to the other.

(i)Section 409A. The amounts payable pursuant to this Agreement are intended to comply with the short term deferral exception to Section 409A of the Code and the regulations issued thereunder (“Section 409A”) and this Agreement shall be interpreted accordingly.  Notwithstanding anything contained herein to the contrary, to the extent that the Recipient is a “specified employee” within the meaning of Section 409A, no amount that may constitute a deferral of compensation and is not otherwise exempt from Section 409A which is payable on account of the Recipient’s separation from service shall be paid to the Recipient before the date (the “Delayed Payment Date”) which is first day of the seventh month after the Recipient’s Date of Separation or, if earlier, the date of the Recipient’s death following such date of separation.  All such amounts that would, but for this Section 4(i), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.  No interest will be paid by the General Partner or an Affiliate with respect to any such delayed payments. In the event that the General Partner or an Affiliate determines that any amounts payable hereunder shall be taxable to the Recipient under Section 409A prior to payment to the Recipient, then, notwithstanding anything contained herein to the contrary, the General Partner may (i) adopt amendments to this Agreement, including amendments with a retroactive effect, that such party deems necessary or appropriate to preserve the intended tax treatment of the benefits provided hereunder and/or (ii) take such other action as such party deems necessary or appropriate to avoid the imposition of tax under Section 409A.  Notwithstanding the foregoing, in no event shall the General Partner or an Affiliate be liable for any tax, interest or penalties that may be imposed on the Recipient under Section 409A. For purposes of Section 409A, each payment or amount due under this Agreement shall be considered a separate payment.

(j)Clawback.  Notwithstanding any provisions in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement shall be subject to a clawback or other recovery by the General Partner or an Affiliate only to the extent the clawback or other recovery of such payments and benefits is necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any U.S. Securities and Exchange Commission rule.

(k)Governing Law.  All questions arising with respect to the provisions of this Agreement and payments due hereunder will be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law.

(l)Word Usage.  Words used in the masculine shall apply to the feminine, where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its officer thereunto duly authorized, and the Recipient has executed this Agreement as of the date written below.

ARC LOGISTICS GP LLC

By: ________________________________

Name: ______________________________

Title: _______________________________

RECIPIENT

____________________________________

[Name]

Signature Page to Change of Control Agreement